EXHIBIT 99.1

Clearfield Reports Fiscal First Quarter 2018 Results; Litigation expense masks operating income and EPS gains for the quarter

MINNEAPOLIS, Jan. 25, 2018 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ:CLFD), the specialist in fiber management and connectivity platforms for communications providers, reported results for the fiscal first quarter ended December 31, 2017.

Fiscal Q1 2018 Financial Summary (GAAP)
(in millions except per share data and percentages)	Q1 2018	vs. Q1 2017	Change	Change (%)
Revenue	$16.9	$18.3	$(1.4)	-8%

Gross Profit ($)	$7.1	$7.2	$(0.1)	-1%
Gross Profit (%)	42.1%	39.5%	2.6%

Income from Operations	$0.6	$1.2	$(0.6)	-46%
Income Tax (Benefit) Expense	$(0.2)	$0.4	$(0.6)	-155%

Net Income	$0.94	$0.88	$0.06	8%
Net Income per Diluted Share	$0.07	$0.06	$0.01	17%

“Our fiscal Q1 revenue results came in largely as we expected, but were negatively affected by spending disruptions in the marketplace,” said Clearfield CEO, Cheri Beranek.

“Our core wireline business is performing well.  We’re continuing to exert our dominance in this space and expand our market share.  Yet, M&A activity, especially at our primary Tier 1 customer, has distracted service providers from currently expanding their network deployments. In addition, an increasing focus toward emerging technologies, such as 5G, has delayed construction among wireless providers as they plan for the convergence of their wireline and wireless networks. These trends impacted our revenue during the quarter, which was down 8% year-over-year.

“Although it’s been difficult to predict when these distractions will clear, we are seeing signs that indicate we are potentially at the tail-end of this process. Specifically, we expect the M&A integration of our Tier 1 customer to wrap up in the second half of the fiscal year. We also expect wireless providers to begin rolling out their 5G deployments in the summer of 2018.

“We continue to invest in growing our business with an increase in sales expense of 11% year-over-year. In the first quarter, expenses associated with the defense of the patent infringement lawsuit that began in second quarter of last year increased our SG&A expense and unfortunately masked otherwise positive gains in operating income and earnings per share for the quarter. Expenses associated with the litigation negatively impacted net income by approximately $400,000, or $0.03 per diluted share, in the first quarter 2018.

“Clearfield continues to build upon our strong foundation. This quarter we increased our cash position by an additional $2 million. As we celebrate our 10th anniversary as an organization and the shipment of our 20 millionth fiber port, we are positioned with the product, channel and financial strength to reach our full potential.”

Fiscal Q1 2018 Financial Results
Revenue for the first quarter of fiscal 2018 decreased 8% to $16.9 million from $18.3 million in the same year-ago quarter. The decrease was primarily due to lower sales to the Company’s Tier 1 wireline and wireless customers, and was partially offset by an increase in sales to the Company’s cable TV and domestic core wireline customers.

Gross profit decreased 1% to $7.1 million, 42.1% of revenue, from $7.2 million, or 39.5% of revenue, in the fiscal first quarter of 2017. The decrease in gross profit was due to decreased volume while the increase in gross profit percent for the quarter was due to a change in product mix.

Operating expenses were $6.5 million, an increase of 7% compared to $6.0 million in the same year-ago quarter. The increase was primarily due to increased legal expenses over the same year-ago quarter.

Income from operations decreased 46% to $644,000 in the first quarter of fiscal 2018 from $1.2 million in the same year-ago quarter. Income tax expense decreased 155% from an expense of $367,000 in the first quarter of 2017 to a benefit of $203,000 in the first quarter of fiscal 2018, including a one-time benefit of $384,000 as a result of the Tax Cuts and Jobs Act enacted in December 2017. Net income increased 8% to $943,000, or $0.07 per diluted share, in the first quarter of fiscal 2018 from $877,000, or $0.06 per diluted share, in the same year-ago quarter.  Earnings per share of $0.07 was negatively impacted by approximately $0.03 per diluted share due to increased SG&A expense associated with the defense of the patent infringement litigation and positively impacted by $0.03 per diluted share due to a one-time income tax benefit resulting from the Tax Cuts and Jobs Act.

During the quarter ended December 31, 2017, cash, cash equivalents and investments increased 4% to $46.2 million from $44.3 million at the end of the prior quarter. The Company had no debt at quarter end. In addition, during the quarter, the Company repurchased 900 shares under the stock repurchase program.

Order backlog (defined as purchase orders received but not yet fulfilled) at December 31, 2017 decreased 40% to $2.4 million from $4.0 million at September 30, 2017, and decreased 34% from $3.6 million at December 31, 2016.

Fiscal 2018 Financial Outlook
Clearfield expects its fiscal Q2 revenue to be flat compared to the same year-ago quarter. The Company is also updating its revenue outlook for fiscal 2018.  The Company now expects that revenue for the first half of fiscal 2018 will be down approximately 5% compared to the first half of fiscal 2017, but the company is not changing its previously issued guidance for full year fiscal 2018 of 5% total revenue growth.

In addition, the Company continues to expect gross profit percent to remain within its target range of 40% to 42%, with some variability on a quarter-to-quarter basis.

Due to the recently enacted U.S. tax reform legislation which has lowered the corporate tax rate, for fiscal 2018, Clearfield now expects net income as a percentage of revenue of 5.5%, with quarter-to-quarter fluctuations due to costs related to the CommScope litigation. Net income for the second quarter 2018 is expected to be approximately $500,000, or 3% as a percentage of revenue.

Longer term, the Company expects to return to double-digit revenue growth, as the overall market regains stability.

Conference Call
Clearfield management will hold a conference call today, January 25, 2018 at 5:00 p.m. Eastern Standard Time (4:00 p.m. Central Standard Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question and answer period.

Date: Thursday, January 25, 2018
Time: 5:00 p.m. Eastern time (4:00 p.m. Central time)
U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through February 8, 2018.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13675402

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to the anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets.

Clearfield offers the industry’s only fiber management and delivery platform that simplifies the fiber to the ‘x’ (FTTx) equation with the promise of a design methodology that addresses each network’s unique requirements, while building simplicity into the design and delivering the lowest total cost of ownership.

Based on the patented Clearview™ Cassette, Clearfield’s unique single-architected, modular fiber management platform is designed to further lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits, enabling customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, future litigation expense, trends in and growth of the FTTx markets, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: our success depends upon adequate protection of our patent and intellectual property rights and our ability to successfully defend against claims of infringement; our results of operations could be adversely affected now that the stimulus funds of the American Recovery and Reinvestment Act are fully allocated and projections are nearing completion; National Broadband Plan’s transitioning from the USF to the CAF program may cause our customers and prospective customers to delay or reduce purchases; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers would adversely affect us; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we may face circumstances in the future that will result in impairment charges, including, but not limited to, significant goodwill impairment charges; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; we face risks associated with expanding our sales outside of the United States; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we are dependent on key personnel; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2017 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended
	December 31
	2017	2016

Revenues	$16,866,884	$18,266,162

Cost of sales	9,758,477	11,057,442

Gross profit	7,108,407	7,208,720

Operating expenses
Selling, general and administrative	6,463,971	6,017,524
Income from operations	644,436	1,191,196

Interest income	95,722	52,734
Income before income taxes	740,158	1,243,930

Income tax (benefit) expense	(203,000)	367,000

Net income	$943,158	$876,930

Net income per share:
Basic	$0.07	$0.06
Diluted	$0.07	$0.06

Weighted average shares outstanding:
Basic	13,443,945	13,567,484
Diluted	13,476,417	13,790,793

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS

	(Unaudited) December 31, 2017	(Audited) September 30, 2017
Assets
Current Assets
Cash and cash equivalents	$20,453,030	$18,536,111
Short-term investments	5,385,150	5,937,150
Accounts receivable, net	5,570,721	7,237,641
Inventories	8,140,384	8,453,567
Other current assets	939,326	978,933
Total current assets	40,488,611	41,143,402

Property, plant and equipment, net	5,201,901	5,434,172

Other Assets
Long-term investments	20,357,000	19,816,000
Goodwill	2,570,511	2,570,511
Other	552,331	529,952
Total other assets	23,479,842	22,916,463
Total Assets	$69,170,354	$69,494,037

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$1,205,223	$1,739,791
Accrued compensation	1,443,883	2,410,026
Accrued expenses	98,569	93,304
Total current liabilities	2,747,675	4,243,121

Other Liabilities
Deferred taxes – long-term	60,076	444,076
Deferred rent	279,642	281,720
Total other liabilities	339,718	725,796
Total Liabilities	3,087,393	4,968,917
Commitment and contingencies
Shareholders’ Equity
Common stock	138,242	138,128
Additional paid-in capital	56,021,457	55,406,888
Retained earnings	9,923,262	8,980,104
Total Shareholders’ Equity	66,082,961	64,525,120
Total Liabilities and Shareholders’ Equity	$69,170,354	$69,494,037

CLEARFIELD, INC.
CONDENSED STATEMENT OF CASH FLOWS
UNAUDITED

	Three Months Ended December 31,	Three Months Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$943,158	$876,930
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	436,198	388,625
Deferred income taxes	(384,000)	-
Loss on disposal of assets	1,594	-
Stock-based compensation expense	483,287	593,746
Changes in operating assets and liabilities:
Accounts receivable	1,666,920	548,293
Inventories	313,183	(341,490)
Other current assets	41,706	228,259
Accounts payable, accrued expenses and deferred rent	(1,497,524)	(2,899,667)
Net cash provided by (used in) operating activities	2,004,522	(605,304)

Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(229,999)	(529,302)
Purchase of investments	(2,466,000)	(7,440,000)
Sale of investments	2,477,000	2,459,000
Net cash used in investing activities	(218,999)	(5,510,302)

Cash flows from financing activities:
Repurchases of common stock	(10,850)	-
Proceeds from issuance of common stock under employee stock purchase plan	148,259	169,500
Proceeds from issuance of common stock	3,249	17
Tax withholding related to vesting of restricted stock grants	(9,262)	(10,326)
Net cash provided by financing activities	131,396	159,191
Increase (decrease) in cash and cash equivalents	1,916,919	(5,956,415)
Cash and cash equivalents at beginning of period	18,536,111	28,014,321
Cash and cash equivalents at end of period	$20,453,030	$22,057,906

Supplemental cash flow information
Cash paid during the year for income taxes	$2,500	$12,250

Non-cash financing activities
Cashless exercise of stock options	$5,782	$32,984